EXHIBIT NO. 99(j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 42 to Registration Statement No. 2-83616 on Form N-1A of our report dated February 15, 2008, relating to the financial statements and financial highlights of MFS Variable Insurance Trust II (formerly known as MFS/Sun Life Series Trust), appearing in the Annual Reports on Form N-CSR for the year ended December 31, 2007, and to the references made to us under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm and Financial Statements” in the Statement of Additional Information, each of which is a part of such Registration Statement.

DELOITTE & TOUCHE LLP
Deloitte & Touche LLP

Boston, Massachusetts

April 24, 2008